SCHEDULE 14A INFORMATION


Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No. ___)

Filed by the Registrant [X]
Filed by a Party other than the Registrant   [  ]

Check the appropriate box:

         [ ]    Preliminary Proxy Statement
         [ ]    Confidential, for use of the Commission only
                  (as permitted by Rule 14a-6(e)(2))
         [X]    Definitive Proxy Statement
         [ ]    Definitive Additional Materials
         [ ]    Soliciting Material pursuant to Rule 14a-11(c) or Rule 14a-12

                          MAGNUM HUNTER RESOURCES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]    No fee is required
[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
        1)       Title of each class of securities to which transaction applies:
                 ---------------------------------------------------------------

        2)       Aggregate number of securities to which transaction applies:
                 ---------------------------------------------------------------

        3)       Per  unit   price  or  other   underlying   value  of
                 transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount of which the filing fee is calculated and state how it was determined)
                 ---------------------------------------------------------------

        4)       Proposed maximum aggregate value of transaction:
                 ---------------------------------------------------------------

        5)       Total fee paid: ____________

[ ]    Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:_______________________________________
         2)       Form, Schedule or Registration Statement No.:_________________
         3)       Filing Party:_________________________________________________
         4)       Date Filed:___________________________________________________

                          Magnum Hunter Resources, Inc.
                         600 East Las Colinas Boulevard
                                   Suite 1200
                               Irving, Texas 75039

                    Notice of Annual Meeting of Stockholders
                                on June 29, 1999

Dear Stockholder:

     The Annual Meeting of Stockholders (the "Meeting") of Magnum Hunter Resources, Inc. will be held at the Omni Park West Hotel, 1590 LBJ Freeway, Dallas, Texas 75234, on Tuesday, June 29, 1999, at 10:00 A.M., Central Time, for the following purposes:

         (1) To vote on a proposal to amend the Company's Bylaws to provide for the establishment of a classified Board of Directors;

         (2)  To elect nine (9) Directors; if Proposal No. 1 is approved,  three
              (3) will be elected to serve a one year term, three (3) will be elected to serve a two year term and three (3) will be elected to serve a three year term; if Proposal No. 1 is not approved, all will serve until the 2000 Annual Meeting or until their respective successors are duly elected and qualified;

         (3) To vote on a proposal to amend the Company's Articles of Incorporation to increase the number of authorized common shares which the Company has the authority to issue to 100,000,000;

         (4) To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors to examine the accounts of the Company for the fiscal year ending December 31, 1999; and

         (5) Transacting such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed May 28, 1999, as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof. Only holders of record of Magnum Hunter Resources, Inc. (the "Company") Common Stock, par value $.002 per share, and holders of record of the Company's (i) 1996 Series A Convertible Preferred Stock and (ii) 1999 Series A 8% Convertible Preferred Stock at the close of business on the Record Date are entitled to vote on all matters coming before the Meeting or any adjournment or postponement thereof. A complete list of stockholders entitled to vote at the Meeting will be maintained in the Company's offices at 600 East Las Colinas Boulevard, Suite 1200, Irving, Texas, for ten days prior to the Meeting.

     Your vote is important. The voting stock of the Company should be represented as fully as possible at the Meeting. The enclosed proxy is solicited by the Board of Directors of the Company. Whether or not you plan to attend the meeting in person, please mark, execute, date and return the enclosed proxy in the envelope provided, which requires no postage if mailed within the United States. The return of the enclosed proxy will not affect your right to vote in person if you do attend the meeting.

[GRAPHIC OMITTED]

                                             By Order of the Board of Directors



Irving, Texas                                Gary C. Evans
May 28, 1999                                 President


WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, YOU ARE URGED TO SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD PROMPTLY. IF YOU ATTEND THE MEETING, YOU CAN VOTE EITHER IN PERSON OR BY YOUR PROXY.

                          Magnum Hunter Resources, Inc.
                   600 East Las Colinas Boulevard, Suite 1200
                               Irving, Texas 75039



                                 PROXY STATEMENT



     The proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Company's Annual Meeting of Stockholders which will be held on Tuesday, June 29, 1999, at 10:00 A.M., Central Time at the Omni Park West Hotel, 1590 LBJ Freeway, Dallas, Texas 75234. This proxy statement, the foregoing notice and the enclosed proxy are being sent to stockholders on or about May 28, 1999.

     The Board of Directors does not intend to bring any matter before the meeting except as specifically indicated in the notice and does not know of anyone else who intends to do so. If any other matters properly come before the meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment in such matters. If the enclosed proxy is properly executed and returned prior to voting at the meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, the shares will be voted "FOR" the nominees of the Board of Directors in the election of nine directors and "FOR" the remaining proposal(s).

     Any proxy may be revoked at any time prior to its exercise by notifying the Secretary of the Company in writing, by delivering a duly executed proxy bearing a later date or by attending the meeting and voting in person.

                    VOTING SECURITIES AND SECURITY OWNERSHIP

Voting Securities

     At the close of business on May 28, 1999, the record date fixed for the determination of stockholders entitled to notice of and to vote at the meeting, there were outstanding 20,107,877 shares of the Company's Common Stock, $.002 par value (the "Common Stock"). At the close of business on the record date, holders of the Company's Common Stock will be entitled to one vote per share on all proper business brought before the Meeting. In addition, the holders of the Company's 1996 Series A Convertible Preferred Stock are entitled, on all matters submitted for a vote of the holders of shares of Common Stock, to a number of votes per share equal to the number of shares of Common Stock issuable upon conversion of one share of the 1996 Series A Convertible Preferred Stock on the date of such vote. As of May 28, 1999, there are currently 1,000,000 shares of 1996 Series A Convertible Preferred Stock issued and outstanding which is convertible into 1,904,762 shares of Common Stock. In addition, the holders of the Company's 1999 Series A 8% Convertible Preferred Stock are entitled, on all matters submitted for a vote of the holders of shares of Common Stock, to a number of votes per share equal to the number of shares of Common Stock issuable upon conversion of one share of the 1999 Series A 8% Convertible Preferred Stock on the date of such vote. As of May 28, 1999, there are currently 50,000 shares of 1996 Series A Convertible Preferred Stock issued and outstanding which is convertible into 9,523,809 shares of Common Stock. The presence at the Meeting, in person or by proxy, of the holders of a majority of such outstanding shares will constitute a quorum. All matters brought before the

Meeting will be decided by a majority of the shares represented in person or by proxy. Stockholders do not have cumulative voting rights in the election of directors. Abstentions will have the effect of a vote against a proposal. Non-votes will have no effect on the voting of any of the proposals.

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth certain information as of May 15, 1999, regarding the share ownership of the Company by (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock of the Company, (ii) each director, (iii) the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company, and (iv) all directors and executive officers of the Company, as a group. None of the directors or executive officers named below, as of May 15, 1999, owned any shares of the Company's Series A Preferred Stock, its 1996 Series A Convertible Preferred Stock or its 1999 Series A 8% Convertible Preferred Stock. The business address of each officer and director listed below is: c/o Magnum Hunter Resources, Inc., 600 East Las Colinas Blvd., Suite 1200, Irving, Texas 75039.

                                                                                             Common Stock
                                                                                          Beneficially Owned
                                                                                Number of                    Percent
                             Name                                                Shares                    of Class (12)
Directors and Executive Officers
         Gary C. Evans ........................................                 2,164,766    (1)              10.4%
         Matthew C. Lutz.......................................                   683,388    (2)               3.3%
         Richard R. Frazier....................................                   259,213    (3)               1.2%
         Chris Tong............................................                    98,951    (4)                *
         R. Douglas Cronk .....................................                   103,768    (5)                *
         Gerald W. Bolfing.....................................                   363,558    (6)               1.8%
         Jerry Box.............................................                     4,000                       *
         Larry W. Brummett ....................................                     3,440                       *
         David L. Kyle ........................................                    13,440                       *
         Oscar C. Lindemann....................................                    41,160    (7)                *
         John H. Trescot, Jr...................................                    87,154    (8)                *
         James E. Upfield......................................                    87,642    (9)                *
         All directors and executive officers as a group
                (12 persons)                                                    3,910,480                     18%
Beneficial owners of 5 percent or more
(excluding persons named above)
         ONEOK Resources Company
         100 W. Fifth Street
         Tulsa, OK 74103-4298 .................................                 9,523,809   (10)              32.2%
         TCW Group, Inc.
         865 South Figueroa Street
         Los Angeles, CA  90017................................                 1,904,762   (11)               8.7%
         Janus Capital Corporation
         100 Fillmore St. , Suite 300
         Denver, CO.  80206....................................                 1,800,595                      9.0%

------------
(1) Includes 650,000 shares of common stock issuable upon the exercise of certain currently exercisable options. Also includes 17,024 shares held in the name of Jacquelyn Evelyn Enterprises, Inc., a corporation whose sole shareholder is Mr. Evans' wife. Mr. Evans disclaims any ownership in such securities other than those in which he has an economic interest.
(2) Includes 526,073 shares of common stock issuable upon the exercise of certain currently exercisable options.
(3) Includes 200,000 shares of common stock issuable upon the exercise of certain currently exercisable options.
(4) Includes 90,000 shares of common stock issuable upon the exercise of certain currently exercisable options.
(5) Includes 100,000 shares of common stock issuable upon the exercise of certain currently exercisable options.
(6)  Includes  35,536 shares  of  common  stock   issuable   upon  the  exercise
     of  certain   currently exercisable  options.
(7) Includes 35,536 shares of common stock issuable upon the exercise of certain currently exercisable options.
(8) Includes 35,000 shares of common stock issuable upon the exercise of certain currently exercisable options.
(9)  Includes 10,000 shares of common  stock   issuable  upon  the  exercise  of
     certain   currently exercisable options.
(10) Consists of shares attributable to shares of Common Stock issuable upon conversion of 50,000 shares of the Company's 1999 Series A 8% Convertible Preferred Stock.
(11) Consists of shares attributable to shares of Common Stock issuable upon conversion of 1,000,000 shares of the Company's 1996 Series A Convertible Preferred Stock.
(12) Percentage is calculated on the number of shares outstanding plus those shares deemed outstanding under Rule 13d- 3(d)(1) under the Exchange Act.


                 I. APPROVAL OF A CLASSIFIED BOARD OF DIRECTORS

     The Company's Board of Directors has approved and recommended that the stockholders of the Company approve an amendment to the Company's Bylaws to provide for the classification of the Board of Directors into three (3) classes of Directors with staggered terms of office. At present, the Company's Board of Directors is comprised of a single class of nine (9) directors, all of whom are elected at each annual meeting.

     Nevada law permits the Company to amend its Bylaws to provide for a classified board of directors. The proposed classified board amendment to the Company's Bylaws would provide that Directors will be classified into three (3) classes, as nearly equal in number as possible. One class would hold office initially for a term expiring at the next Annual Meeting of Stockholders; a second class would hold office initially for a term expiring at the 2001 Annual Meeting of Stockholders; and another class would hold office initially for a term expiring at the 2002 Annual Meeting of Stockholders. At each Annual Meeting following this initial classification and election, the successors to the class of directors whose terms expire at that meeting would be elected for a term of office to expire at the third succeeding Annual Meeting after their election, and until their successors have been duly elected and qualified. Directors chosen to fill vacancies on the classified board would hold office for the remainder of the term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

     Members in each class would be elected at the Meeting. Directors initially elected in Class I, i.e. Gerald W. Bolfing, Oscar C. Lindemann and Larry W. Brummett, would serve until the annual meeting of stockholders in 2000; directors initially elected in Class II, i.e. Matthew C. Lutz, John H. Trescot, Jr. and James E. Upfield, would serve until the annual meeting of stockholders in 2001; and directors initially elected in Class III, i.e. Gary C. Evans, Jerry Box and David L. Kyle, would serve until the annual meeting of stockholders in 2002.

     See "Item II. Election of Directors" for information regarding the nominees for Directors and the composition of each class of Directors if this proposal is adopted. If the proposed amendment to the Company's Bylaws is not approved, the nine nominees to serve as directors will be nominated to serve a one-year term until the next Annual Meeting of Stockholders and until their successors are elected and qualified.

     Stockholders should be aware that the proposed classified board will extend the time required to effect a change in control of the Board of Directors and may discourage hostile takeover bids for the Company. If the Company implements a classified board of directors, it will take at least three (3) annual meetings for a majority of stockholders to make a change in control of the Board of Directors because only one-third of the Directors will be elected at each annual meeting.

     Advantages. The Company's Board of Directors has observed that certain tactics, including the accumulation of substantial stock positions as a prelude to an attempted takeover or significant corporate restructuring, have become relatively common in corporate takeover practice. The Board of Directors is of the opinion that such tactics can be highly disruptive to a company and can result in dissimilar treatment of a company's stockholders. The Board of Directors believes that the classified board proposal will assist the Board of Directors in protecting the interests of the Company's stockholders in the event of an unsolicited offer to acquire control of the Company. The classified board proposal is also designed to assure continuity and stability in the Board of Directors' leadership and policies. Although the Board may review other possible anti-takeover programs, the Board has no present intention of proposing additional amendments to the Articles of Incorporation or Bylaws that would affect the ability of a third party to change control of the Company.

     Disadvantages. Because of the additional time required to change control of the Board of Directors, the classified board proposal will tend to perpetuate present management. In addition, because the classified board proposal will increase the amount of time required for a takeover bidder to obtain control of the Company without the cooperation of the Board of Directors, even if the takeover bidder were to acquire a majority of the Company's outstanding stock, it will tend to discourage certain tender offers, including some tender offers that stockholders may feel would be in their best interests. However, the proposal is not intended as a takeover- resistive measure in response to a specific threat. The classified board proposal will also make it more difficult for the Company's stockholders to change the composition of the Board of Directors even if the stockholders believe that such a change would be desirable.

     The proposed amendment to the Company's Bylaws is as follows:

     The entire paragraph of "Section 2. Number, Tenure and Qualification" in "Article III - Board of Directors" in the Bylaws shall be deleted in its entirety and shall be replaced with the following:

     "The number of directors of the corporation shall be no less than one or such other minimum number as is required by law. The directors shall be divided into three (3) classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the adoption and filing of this amendment to the By-laws, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three (3) years. At the second annual meeting following this amendment to the By-laws adoption, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three (3) years. At the third annual meeting of stockholders following the adoption and filing of this amendment to the By-laws, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three (3) years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three (3) years to succeed the directors of the class whose terms expire at such annual meeting".

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSED AMENDMENT TO THE COMPANY'S BYLAWS TO CREATE A CLASSIFIED BOARD OF DIRECTORS.

                            II. ELECTION OF DIRECTORS

Identification of the Directors to be Elected

     At the Meeting, the stockholders will elect nine directors to hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified. Unless contrary instructions are given, the shares represented by the enclosed proxy will be voted "FOR" the election of the Board of Directors' nominees listed below.

     The Board of Directors believes that the nominees are willing to serve as directors. If a nominee at the time of his election is unable or unwilling to serve or is otherwise unavailable for election, and as a result another nominee is designated, the persons named in the enclosed proxy or their substitute(s) will have discretion and authority to vote or to refrain from voting for the nominee in accordance with their judgment.

     As set forth above (see Proposal No. 1), the Board of Directors also is proposing to stagger the terms of the directors of the Company by classifying the Board into three separate classes. One class would hold office initially for a term expiring at the next Annual Meeting of Stockholders; a second class would hold office initially for a term expiring at the 2001 Annual Meeting of Stockholders; and another class would hold office initially for a term expiring at the 2002 Annual Meeting of Stockholders. At each Annual Meeting following this initial classification and election, the successors to the class of directors whose terms expire at that meeting would be elected for a term of office to expire at the third succeeding Annual Meeting after their election, and until their successors have been duly elected and qualified. Directors chosen to fill vacancies on the classified board would hold office for the remainder of the term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified. Vacancies on the Board of Directors may be filled by persons elected by a majority of the total number of directors then in office.

     If Proposal No. 1 is approved, the Board of Directors intends to place (i) Gerald W. Bolfing, Oscar C. Lindemann and Larry W. Brummett in Class I to serve until the annual meeting of stockholders in 2000; (ii) Matthew C. Lutz, John H. Trescot, Jr. and James E. Upfield in Class II to serve until the annual meeting of stockholders in 2001; and (iii) Gary C. Evans, Jerry Box and David L. Kyle in Class III to serve until the annual meeting of stockholders in 2002.

     If Proposal No. 1 is not approved, the nine nominees to serve as directors will be nominated to serve a one-year term until the next Annual Meeting of Stockholders and until their successors are elected and qualified.

     The nominees for election as directors, together with certain information about them, are as follows:

     Nominees for Election as Class I Directors for a Term Expiring in 2000

                                                               Positions
 Name                              Age    Term Served         With Company
------                             ---    ------------        ------------
Gerald W. Bolfing...............   70       Dec. 1995           Director
Larry W. Brummett...............   48       Feb. 1999           Director
Oscar C. Lindemann..............   76       Dec. 1995           Director

     Gerald W. Bolfing has been a director of the Company since December 1995. Mr. Bolfing was appointed a director of Hunter in August 1993. He is an investor in the oil and gas business and a past officer of one of Hunter's former subsidiaries. From 1962 to 1980, Mr. Bolfing was a partner in Bolfing Food Stores in Waco, Texas. During this time, he also joined American Service Company in Atlanta, Georgia from 1964 to 1965, and was active with Cable Advertising Systems, Inc. of Kerrville, Texas from 1978 to 1981. He joined a Hunter subsidiary in the well servicing business in 1981 where he remained active until its divestiture in 1992. Mr. Bolfing is on the board of directors of Capital Marketing Corporation of Hurst, Texas.

     Larry W. Brummett has served as a director of the Company since February 1999. Mr. Brummett has been employed by ONEOK Inc. for more than 23 years. He was employed by ONEOK's Oklahoma Natural Gas Company division as an engineer trainee in June 1974 and, after receiving a number of promotions within the division, was elected Vice President of Tulsa District in September 1, 1986, and Executive Vice President in May 1990. He was elected Executive Vice President of ONEOK Inc. January 1993. He was elected President and Chief Executive Officer in February 1994, and was elected to the additional position of Chairman of the Board effective June 1994. Mr. Brummett is a director of American Gas
Association; Southern Gas Association; Oklahoma State Chamber of Commerce; Metropolitan Chamber of Commerce, Tulsa; and the Oklahoma City Branch of the Federal Reserve Bank. He is also an officer or director of numerous civic and business organizations and not-for-profit associations. He attended the University of Oklahoma, earning B.S. and M.S. degrees in civil engineering, and is also a graduate of the Advanced Management Program at Harvard Business School.

     Oscar C. Lindemann has served as a director of the Company since December 1995. Mr. Lindemann was previously a director of Hunter, having been appointed in November 1995. Mr. Lindemann has over 40 years experience in the financial industry. Mr. Lindemann began his banking career with the Texas Bank and Trust in Dallas, Texas in 1951. He served the bank until 1977 in many capacities, including Chief Executive Officer and Chairman of the Board. Since leaving Texas Bank and Trust, he has served as Vice Chairman of both the United National Bank and the National Bank of Commerce, also in Dallas. Mr. Lindemann has also served as a consultant to the banking industry. He retired from commercial banking in 1987. Mr. Lindemann is a former President of the Texas Bankers Association, and a former state representative to the American Bankers Association. He was a Founding Director and Board Member of VISA, and a member of the Reserve City Bankers Association. He has served as an instructor at both the Southwestern Graduate School of Banking at Southern Methodist University and the School of Banking of the South at Louisiana State University.

     Nominees for Election as Class II Directors for a Term Expiring in 2001

                                                                 Positions
 Name                              Age       Term Served         With Company
-----------                        ---       -----------         ------------
Matthew C. Lutz..................  64         Dec. 1995          Chairman and Executive Vice President of
                                                                  Exploration and Business Development
John H. Trescot, Jr..............  73         June 1997          Director
James E. Upfield.................  78         Dec. 1995          Director

     Matthew C. Lutz has served as Chairman since March 1997 after having served as Vice Chairman of the Company since December 1995. Mr. Lutz has also served as Executive Vice President of Exploration and Business Development since December 1995. Mr. Lutz held similar positions with Hunter from September 1993 until October 1996. From 1984 through 1992, Mr. Lutz was Senior Vice President of Exploration and on the Board of Directors of Enserch Exploration, Inc. with responsibility for such company's worldwide oil and gas exploration and development program. Prior to joining Enserch, Mr. Lutz spent 28 years with Getty Oil Company. He advanced through several technical, supervisory and managerial positions which gave him various responsibilities including exploration, production, lease acquisition, administration and financial planning.

     John H. Trescot, Jr. has served as a director of the Company since June 1997. For the last five years, Mr. Trescot has been a principal of AWA Management Corporation, a professional consulting firm specializing in oil, timber, pulp and paper, and financial management. Early in his career, Mr. Trescot held various positions in woodlands, and pulp and paper, advancing to the position of Senior Vice President, Southern Operations at Hudson Pulp & Paper Corp. (now part of Georgia Pacific Corp.). Later Mr. Trescot became Vice President of The Charter Company, a corporation with operations in oil, communications and insurance. In 1979, Mr. Trescot became the Chief Executive Officer of "Jari" Florestal e Agropecuaria, Ltda.,a pulp, timber, rice and kaolin operation in the Amazon Basin of Brazil owned by D.K. Ludwig. In 1981, Mr. Trescot became the Chief Executive Officer of TOT Drilling Corp., a contract drilling company with operations in west Texas and New Mexico.

     James E. Upfield has served as a director of the Company since December 1995. Mr. Upfield was appointed a director of Hunter in August 1992. Mr. Upfield is Chairman of Temtex Industries, Inc. based in Dallas, Texas, a public company that produces consumer hard goods and building materials. In 1969, Mr. Upfield served on a select Presidential Committee serving postal operations of the United States of America. He later accepted the responsibility for the Dallas region, which encompassed Texas and Louisiana. From 1959 to 1967, Mr. Upfield was President of Baifield Industries, Inc. ("Baifield") and its predecessor, a company he founded in 1949 which merged with Baifield in 1963. Baifield was engaged in prime government contracts for military systems and sub-systems in the production of high-strength, light-weight metal products.

    Nominees for Election as Class III Directors for a Term Expiring in 2002

                                                                 Positions
 Name                              Age       Term Served         With Company
------------                       ---       -----------         ------------
Gary C. Evans....................  42        Dec. 1995           Director, President and Chief Executive
                                                                   Officer
Jerry Box .......................  60        Mar. 1999           Director
David L. Kyle....................  46        Feb. 1999           Director

     Gary C. Evans has served as President, Chief Executive Officer and a director of Magnum Hunter Resources, Inc. since December 1995 and Chairman and Chief Executive Officer of all of the Magnum Hunter subsidiaries since their formation or acquisition. In 1985, Mr. Evans formed the predecessor company, Hunter Resources, Inc., that was merged into and formed Magnum Hunter some ten years later. From 1981 to 1985, Mr. Evans was associated with the Mercantile Bank of Canada where he held various positions including Vice President and Manager of the Energy Division of the Southwestern United States. From 1978 to 1981, he served in various capacities with National Bank of Commerce (now BancTexas, N.A.) including Credit Manager and Credit Officer. Mr. Evans serves on the Board of Directors of Swanson Consulting Services, Inc., a private Houston based geological firm, Novavax, Inc., an American Stock Exchange listed pharmaceutical company, and Karts International Incorporated, a NASDAQ listed manufacturing company. He also serves as a Trustee of TEL Offshore Trust, an OTC listed oil and gas trust.

     Jerry Box has served as a director of the Company since March 1999. From February 1998 to March 1999 he served in the position of President, Chief Operating Officer and Director of Oryx Energy Company ("Oryx"). From December 1995 to February 1998 he was Executive Vice President and Chief Operating Officer of Oryx. From December 1994 through November 1995 he served as Executive Vice President, Exploration and Production of Oryx. Previously, he served as Senior Vice President, Exploration and Production of Oryx. Mr. Box attended Louisiana Tech University, where he received B.S. and M.S. degrees in geology, and is also a graduate of the Program for Management Development at the Harvard University Graduate School of Business Administration. Mr. Box served as an officer in the U. S. Air Force from 1961 to 1966. Mr. Box is a former member of the Policy Committee of the U. S. Department of the Interior's Outer Continental Shelf Advisory Board, past Chairman and Vice-Chairman of the American Petroleum Institute's Exploration Affairs subcommittee, a former President of the Dallas Petroleum Club and a member of the Independent Petroleum Association of America.

     David L. Kyle has served as a director of the Company since February 1999. Mr. Kyle is currently employed by ONEOK Inc., as its President and Chief Operating Officer. Mr. Kyle was employed by Oklahoma Natural Gas Company, a division of ONEOK Inc., in 1974 as an engineer trainee. He served in a number of positions prior to being elected Vice President of Gas Supply in September 1986, and Executive Vice President in May 1990. He was elected President in September 1994. He was elected President of ONEOK Inc. effective September 1997. He has the management responsibility for all of the unregulated companies of ONEOK, Inc. He received a B.S. degree in industrial engineering and management from Oklahoma State University in 1974. He received an MBA degree in 1987 from The University of Tulsa, and is a graduate of the Advanced Management Program at Harvard Business School.

     See "Security Ownership of Certain Beneficial Owners and Management" for information regarding security ownership of the nominees for director.

Meetings of the Board of Directors

     The full Board of Directors met or unanimously voted on resolutions six times during fiscal year 1998. Each of the directors attended or acted upon at least seventy-five percent of the aggregate number of Board of Director meetings, consents, and Board of Director Committee meetings or consents held or acted upon during fiscal year 1998.

Committees of the Board of Directors

     The Board of Directors has two committees, an Audit Committee and a Compensation Committee, each composed of at least two independent directors. The Audit Committee, composed of Gerald W. Bolfing, Gary C. Evans and Oscar C. Lindemann, recommends the annual appointment of the Company's auditors, with whom the Audit Committee will review the scope of audit and non-audit assignments and related fees, accounting principals used by the Company in financial reporting, internal auditing procedures and the adequacy of the Company's internal control procedures. The Compensation Committee, composed of John H. Trescot, Jr., Gary C. Evans and James E. Upfield, will administer the Company's Stock Option Plan and make recommendations to the Board of Directors regarding compensation for the Company's executive officers. Each committee meets once a year.

Compensation of Directors

     The Company has nine individuals who serve as directors, seven of which are independent. Two of these directors receive compensation with respect to their services and in their capacities as executive officers of the Company and no additional compensation has historically been paid for their services to the Company as directors. The other seven directors of the Company are not employees of the Company and receive no compensation for their services as directors other than as stated below. For 1998, independent directors received $1,000 per meeting as compensation for their services. For fiscal year 1999, independent directors receive a $10,000 retainer for being a board member and in addition shall receive $1,000 per meeting attended. Each new independent director added to the board in fiscal year 1999 will be granted an option to acquire 25,000 shares of the Company's common stock at an exercise price not less than the market price of the common stock on the date of grant. Other than the compensation stated herein, the Company has not entered into any arrangement, including consulting contracts, in consideration of the director's service on the board.


THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE THREE (3) NOMINEES AS CLASS I DIRECTORS OF THE COMPANY, THE THREE (3) NOMINEES AS CLASS II DIRECTORS OF THE COMPANY AND THE THREE (3) NOMINEES AS CLASS III DIRECTORS OF THE COMPANY.

Principal Occupations of Other Officers of the Company and its Subsidiaries

     Richard R. Frazier has served as President and Chief Operating Officer of Magnum Hunter Production, Inc. and Gruy since January 1994. From 1977 to 1993, Mr. Frazier was employed by Edisto Resources Corporation in Dallas, serving as Executive Vice President Exploration and Production from 1983 to 1993, where he had overall responsibility for its property acquisition, exploration, drilling, production, gas marketing and engineering functions. From 1972 to 1976, Mr. Frazier served as District Production Superintendent and Petroleum Engineer with HNG Oil Company (now Enron Oil & Gas Company) in Midland, Texas. Mr. Frazier's initial employment, from 1968 to 1971, was with Amerada Hess Corporation as a petroleum engineer involved in numerous projects in Oklahoma and Texas. Mr. Frazier graduated in 1970 from the University of Tulsa with a Bachelor of Science Degree in Petroleum Engineering. He is a registered Professional Engineer in Texas and a member of the Society of Petroleum Engineers and many other professional organizations.

     Chris Tong has served as Senior Vice President and Chief Financial Officer since August 1997. Previously, Mr. Tong was Senior Vice President of Finance of Tejas Acadian Holding Company and its subsidiaries including Tejas Gas Corp., Acadian Gas Corporation and Transok, Inc., all of which are wholly-owned subsidiaries of Tejas Gas Corporation. In January 1998, Tejas Gas Corporation was acquired by Shell Oil. Mr. Tong held these positions since August 1996, and served in other treasury positions with Tejas beginning August 1989. He was also responsible for managing Tejas' property and liability insurance. From 1980 to 1989, Mr. Tong served in various energy lending capacities with Canadian Imperial Bank of Commerce, Post Oak Bank, and Bankers Trust Company in Houston, Texas. Prior to his banking career, Mr. Tong also served over a year with Superior Oil Company as a Reservoir Engineering Assistant. Mr. Tong is a summa cum laude graduate of the University of Southwestern Louisiana with a Bachelor of Arts degree in Economics and a minor in Mathematics.

     R. Douglas Cronk has served as Senior Vice President of Operations for Magnum Hunter Production, Inc. and Gruy since December 1998. He served as Vice President of Operations for the two companies since May 1996 at which time the Company acquired from Mr. Cronk Rampart Petroleum, Inc., based in Abilene, Texas. Rampart had been an active operating and exploration company in the north central and west Texas region since 1983. Prior to the formation of Rampart, Mr. Cronk was an independent oil and gas consultant in Houston, Texas for approximately two years. From 1974 to 1981, Mr. Cronk held various positions with subsidiaries of Deutsch Corporation of Tulsa, Oklahoma, including Southland Drilling and Production where he became Vice President of Drilling and Production. Mr. Cronk is a Chemical Engineer graduate from the University of Tulsa.

     David S. Krueger has served as Vice President and Chief Accounting Officer of the Company since January 1997. Mr. Krueger acted as Vice President-Finance of Cimarron Gas Holding Co., a gas processing and natural gas liquids marketing company in Tulsa, Oklahoma, from April 1992 until January 1997. He served as Vice President/ Controller of American Central Gas Companies, Inc., a gas gathering, processing and marketing company from May 1988 until April 1992. From 1974 to 1986, Mr. Krueger served in various managerial capacities for Southland Energy Corporation. From 1971 to 1973, Mr. Krueger was a staff accountant with Arthur

     Andersen LLP. Mr. Krueger, a certified public accountant, graduated from the University of Arkansas with a B.S./B.A. degree in Business Administration and earned his M.B.A. from the University of Tulsa.

     Morgan F. Johnston has served as Vice President and General Counsel since April 1997 and has served as the Company's Secretary since May 1, 1996. Mr. Johnston was in private practice as a sole practitioner from May 1, 1996 to April 1, 1997, specializing in corporate and securities law. From February 1994 to May 1996, Mr. Johnston served as general counsel for Millennia, Inc. (formerly known as SOI Industries, Inc.) and Digital Communications Technology Corporation, two American Stock Exchange listed companies. He also served as general counsel to Halter Capital Corporation, a private consulting firm from August 1991 to May 1996. For the two years prior to August 1991 he was securities counsel for Motel 6 L.P., a New York Stock Exchange listed company. Mr. Johnston graduated cum laude from Texas Tech Law School in May 1986 and was also a member of the Texas Tech Law Review. He is licensed to practice law in the State of Texas.

     Michael P. McInerney has served as Vice President, Corporate Development & Investor Relations of the Company since October 1997. Prior to joining the Company, Mr. McInerney owned Energy Advisors, Inc., an energy consulting firm, from June 1993 until October 1997. Mr. McInerney was employed from 1981 until June 1993 by Triton Energy Corporation, an independent energy company, where his responsibilities included investor relations, acquisitions and corporate planning. Before joining Triton Energy Corporation, Mr. McInerney served nine years in various financial management positions with American Natural Resources Company, a gas transmission and distribution corporation. Mr. McInerney graduated from the University of Michigan with a B.B.A.

     Craig Knight has served as Vice President of Operations for Hunter Gas Gathering, Inc. since March 1998. Prior to joining the Company Mr. Knight was employed by MidCon Corp. and its affiliates since 1979 in various capacities. From 1995 to his departure from MidCon he served as the Sr. Business Manager, Gathering and Processing for MidCon Gas Products Corp. where he managed MidCon's gathering and processing activities in the Panhandle and Permian Basin regions of Texas. From 1992 -1994, he served as an account manager of the Electric Power Sector Start-up Group for MidCon Gas Services Corp and as Manager - West Region for MidCon Marketing Corp. Mr. Knight graduated from Texas Tech University with a B.S. in Engineering Technology with Construction Specialty. He also received his M.B.A. in Executive Programs from University of Houston in 1989.

     Gregory L. Jessup has been Vice President of Land for Magnum Hunter Production, Inc., a wholly-owned subsidiary of the Company and Gruy since April 17, 1998. Mr. Jessup joined the Company as Land Manager on May 1, 1997. From 1982 until joining the Company, Mr. Jessup served as Land Manager of Ken Petroleum Corporation of Dallas managing its Land and Regulatory Department as well as managing its crude oil marketing business. During his tenure as Land Manager, Mr. Jessup has been actively involved in all phases of land operations, including negotiations, acquisitions, and administration. Mr. Jessup holds a Bachelor of Business Administration degree in Management from Texas Tech University and is a Certified Professional Landman.

     David M. Keglovits has served as Vice President and Controller of Gruy Petroleum Management Co. Mr. Keglovits joined Gruy in March 1977 as an accountant before holding the positions of Assistant Controller and Controller. From December 1974 to December 1976, Mr. Keglovits was employed by Bell Helicopter International in its financial management office in Tehran, Iran. Mr. Keglovits was graduated with honors from the University of Texas at Austin with a B.B.A. in Accounting.

Board Compensation Committee Report on Executive Compensation

     The Compensation Committee of the Board of Directors (the"Committee") is responsible for recommending the types and levels of compensation for executive officers of the Company. The Committee is comprised of two independent, non-employee Directors, and Mr. Gary C. Evans, President and Chief Executive Officer of the Company. Following thorough review and approval by the Committee, decisions relating to executive compensation are reported to and approved by the full Board of Directors. The Committee has directed the preparation of this report and has approved its contents and its submission to the stockholders. As provided by the rules of the SEC, this report is not deemed to be filed with the SEC nor incorporated by reference into any prior or future fillings under the Securities Act of 1933, as amended, or the Exchange Act.

     In the Committee's opinion, levels of executive compensation should generally be based upon the performance of the Company, the contributions of individual officers to such performance and the comparability to persons with similar responsibilities in business enterprises similar in size or nature to the Company. The Committee believes that compensation plans should align executive compensation with returns to stockholders, giving due consideration to the achievement of both long-term and short-term objectives. The Committee believes that such compensation policies and practices have allowed the Company to attract, retain and motivate its key executives.

     The compensation of the Company's executive officers consists primarily of base salaries, discretionary bonuses and the opportunity to participate in certain incentive arrangements, including, among other programs, the granting of contractual non-qualified stock options. Certain executive officers have also previously participated in the Company's 1996 Incentive Stock Option Plan. The value of these plan benefits directly relates to the future performance of the Company's Common Stock. The Committee continues to believe that the utilization of incentive programs that are linked to the performance of the Company's Common Stock closely aligns the interests of the executive with those of the Company's stockholders. Consistent with all other full-time Company employees, the Named Executive Officers (as defined in "Executive Compensation" below) are also eligible to participate in the Company's 401(k) Plan and ESOP Plan. The Committee believes that these plans encourages longer-term employment through gradual service-based vesting of Company contributions.

     The base salaries of the Company's executive officers are based upon a subjective assessment of each individual's performance, experience and other factors which are believed to be relevant in comparison with compensation data contained in published and recognized surveys. None of the Named Executive Officers, including the Chief Executive Officer, received base salary increases for 1999. The Committee believes that current executive officer salaries are appropriate to insure that the Company's executive officers compensation remains close to the median level of most of the comparative compensation data. All of the officers of the Company are eligible to receive discretionary incentive bonuses, based upon the Company's overall financial achievement and a subjective review of the respective contributions to such achievement. These incentive arrangements have been extended to such executive officers for 1999. The Committee believes that an improvement in earnings from the prior year and a comparison of actual performance versus budget are appropriate standards for measuring performance and directly link the individual participant's total potential remuneration with the accomplishment of established growth targets.

         Eligibility  for  participation  in  the  various  Company  plans  were determined after the Committee had thoroughly reviewed and taken into consideration the respective relative accountability, anticipated performances requirements and contributions to the Company by the prospective participants, including the Named Executive Officers. All outstanding stock options that have been granted pursuant to these plans and programs were granted at prices not less than 100% of the fair market value of the Company's Common Stock on the dates such options were granted. The Committee believes that stock options are a desirable form of long-term compensation that allow the Company to recruit and retain senior executive talent and closely connect the interests of management with stockholder value.

Tax Deduction Limitation for Executive Compensation

     Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid to executives officers named in the Executive Compensation Table to $1 million, unless certain requirements are met. The Committee intends to monitor compensation paid to the Company's executive officers so that the corporate tax deduction is maximized, while maintaining the flexibility to attract and retain qualified executives.

Compensation of the CEO

     The Committee (with Mr. Evans abstaining) sets the cash compensation for Mr. Evans. The Committee believes that there is necessarily some subjectivity in setting cash compensation of the Company's executive officers and does not use predetermined performance criteria when setting such cash compensation. In determining appropriate cash compensation levels, the Committee subjectively and quantitatively analyzes the individual's performance, the performance of the Company and the individual's contribution to that performance. Specific factors considered in setting bonus levels include the Company's operational and financial results, success of the Company's acquisition and development programs, including significant proved reserve increases and prudent management of the Company's capital structure. The Committee also considers the executive's level and scope of responsibility, experience and the compensation practices of competitors for executives of similar responsibility. The Committee does not establish predetermined maximum bonuses.

     The minimum salary of Mr. Evans is set by an employment contract as described under "Employment Contracts and Termination of Employment and Change-in-Control Arrangements". In setting the 1998 bonus for Mr. Evans, the Committee took into consideration his role in formulating goals and implementing the strategy of (i) increasing 1998 oil and gas production by 49%, (ii) successfully negotiating a $50 million private placement of convertible preferred stock, (iii) completing 89 of 90 wells for an overall success rate of 99%, (iv) concluding a $25 million acquisition of properties, adding 42 Bcfe of proven reserves at a cost of $0.60 per Mcfe and (v) acquiring a 40% interest in the Tel Offshore Trust which owns a net profits interest in leases in the Gulf of Mexico. These significant achievements increased stockholder value and laid the foundation for achieving above average production growth rates.

     The Committee relies heavily upon stock options to compensate the executive employees of the Company. The Committee believes that stock-based incentives encourage and reward effective management that results in long-term corporate financial success, as measured by stock appreciation. Stock-based incentives awarded to Mr. Evans and other executive officers are based on the Committee's subjective evaluation of the employee's ability to influence the Company's long-term growth and profitability and to reward outstanding individual performance and contributions to the Company. During 1998, the Company awarded no stock options to the President and other executive officers.

                      Compensation Committee

                      John H. Trescot, Jr., Chairman
                      James E. Upfield
                      Gary C. Evans

Performance Graph

     Set forth below is a performance graph comparing yearly cumulative total stockholder return on the Company's Common Stock with (a) the monthly index of stocks included in the Standard and Poor's 500 Index and (b) the Everen Securities monthly index ( the "Everen Index") of stocks of crude oil and natural gas exploration and production companies with a market capitalization of less than $300 million (the "Comparable Companies"). The Comparable Companies are: Adams Resources & Energy, Inc.; Arch Petroleum, Inc.; Basin Exploration, Inc.; Bellwether Exploration Company; Callon Petroleum Company; COHO Energy, Inc.; Columbus Energy Corporation; Edge Petroleum Corporation; Equity Oil Company; Goodrich Petroleum Corporation; Harcor Energy, Inc.; Howell Corporation; Key Production Company, Inc.; Maynard Oil Company; McFarland Energy, Inc.; The Meridian Resource Corporation; Offshore Energy Development Corporation; PetroCorp Incorporated; Plains Resources, Inc.; Prima Energy Corporation; Unit Corporation; Venus Exploration, Inc.; Wainoco Oil Corporation; and Wiser Oil Company.

     All of these cumulative total returns are computed assuming the reinvestment of dividends at the frequency with which dividends were paid during the applicable years. The years compared are 1993, 1994, 1995, 1996, 1997 and 1998.


                 S&P 500     Everen Index          Magnum Hunter Resources, Inc.
                 -------     ------------          -----------------------------
Dec 31, 1993      100            100                           100
Dec 31, 1994      101            109                           133
Dec 31, 1995      140            139                            88
Dec 31, 1996      172            186                           135
Dec 31, 1997      229            168                           160
Dec 31, 1998      245             62                            93

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
            AMONG MAGNUM HUNTER RESOURCES, INC., THE S & P 500 INDEX
                     AND THE EVEREN SECURITIES MONTHLY INDEX

                               [GRAPHIC OMITTED]
                                       13

Executive Compensation.

     The following table contains information with respect to all cash compensation paid or accrued by the Company during the past three fiscal years to the Company's Chief Executive Officer and each person serving as an executive officer of the Company on December 31, 1998 (collectively the "Named Executive Officers").


                                                                                        Long Term Compensation
                                                                          ----------------------------------------------------------
                                    Annual Compensation
                                 ---------------------------------------          Awards                  Payout
                                                                          ----------------------------------------------------------
(a)                       (b)    (c)         (d)                (e)           (f)         (g)        (h)           (i)
Name,                                                          Other                    Number
Principal                                                      Annual      Restricted   Options      LTP        All Other
Position                  Year   Salary      Bonus          Compensation     Stock       SARs      Payouts    Compensation
------------------------------------------------------------------------------------------------------------------------------------

Gary C. Evans             1998   $250,000    $300,000
President and CEO         1997   $200,025    $250,000             -             -          -          -             -
                          1996   $150,000    $100,000             -             -          -          -             -

Matthew C. Lutz           1998   $156,000    $100,000
Executive V.P. and        1997   $106,000    $100,000             -             -          -          -             -
Chairman                  1996   $ 65,600    $ 10,000             -             -          -          -             -

Richard R. Frazier        1998   $154,200    $ 50,000
President of              1997   $124,200    $ 50,000             -             -          -          -             -
Magnum Hunter             1996   $ 98,350    $  9,000
Production, Inc.

Chris Tong                1998   $156,000    $ 30,000
Senior Vice President &   1997(1)$ 78,500    $ 25,000             -             -          -          -             -
Chief Financial Officer

R. Douglas Cronk          1998   $104,200    $ 20,000
Senior V.P. of Magnum     1997   $ 92,033    $ 10,000             -             -          -          -             -
Hunter Production, Inc.   1996(2)$ 37,100    $  3,000

---------------------

         (1) Mr. Tong was hired in August of 1997.
         (2) Mr. Cronk was hired in July of 1996.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

                                                                      Number of securities
                                                                           underlying           Value of unexercised
                                                                           unexercised              in-the-money
                                                                     options/SARs at fiscal    options/SARs at fiscal
                                                                          year-end (#)              year-end ($)

                         Shares acquired on                               Exercisable/              Exercisable/
         Name               exercise (#)        Value Realized ($)        unexercisable             unexercisable
          (a)                    (b)                    (c)                    (d)                       (e)

     Gary C. Evans             89,377                $280,711              650,000 / 0                  0 / 0

Employment Contracts and Termination of Employment and Change-in-Control
  Arrangements

     Mr. Gary C. Evans, Mr. Matthew C. Lutz, Mr. Richard R. Frazier and Mr. Chris Tong each have employment agreements with the Company. Mr. Evans' agreement terminates January 1, 2003 and continues thereafter on a year to year basis and provides for a salary of $250,000 per annum. Mr. Lutz's agreement terminates January 1, 2003 and continues thereafter on a year to year basis and provides for a salary of $150,000 per annum. Mr. Frazier's agreement terminates January 1, 2001 and continues thereafter on a year to year basis and provides for a salary of $150,000 per annum. Mr. Tong's agreement terminates January 1, 2001 and continues thereafter on a year to year basis and provides for a salary of $150,000 per annum. All of the agreements provide that the same benefits supplied to other Company employees shall be available to the employee. The employment agreements also contain, among other things, covenants by the employee that in the event of termination, he will not compete with the Company in certain geographical areas or hire any employees of the Company for a period of two years after cessation of employment.

     In addition, all of the agreements contain a provision that upon a change-in-control of the Company and the employee's position is terminated or the employee leaves for "good cause", the employee is entitled to receive, immediately in one lump sum, certain compensation. In the case of Mr. Evans and Mr. Lutz, the employee shall receive three times the employee's base salary, bonus for the last fiscal year and any other compensation received by him in the last fiscal year. In the case of Mr. Frazier and Mr. Tong, the employee shall receive the greater of (i) the employee's base salary for the remaining term or any renewal period thereof, or (ii) the employee's base salary, bonus for the last fiscal year and any other compensation received by him in the last fiscal year multiplied by two. Also, any medical, dental and group life insurance covering the employee and his dependents shall continue until the earlier of (i) 12 months after the change-in-control or (ii) the date the employee becomes a participant in the group insurance benefit program of a new employer. The Company also has key man life insurance on Mr. Evans in the amount of $5,000,000.

               III. AMENDMENT TO THE CERTIFICATE OF INCORPORATION

     The Company's Board of Directors has approved an amendment, subject to shareholder approval, to the Company's Articles of Incorporation, whereby the number of common shares which the Company shall have the authority to issue will be increased from 50,000,000 to 100,000,000. The Board of Directors recommends that the amendment be approved in order to provide the Company with the flexibility to issue additional shares in connection with future financing or business acquisition opportunities. Without an increase in the aggregate number of authorized shares to be issued by the Company, the Company may not have the ability to participate in a business acquisition through the issuance of common shares.

     The Company currently has (i) 20,107,877 shares of common stock issued and outstanding (ii) 1,000,000 shares of 1996 Series A Convertible Preferred Stock issued and outstanding which is convertible into 1,904,762 shares of Common
Stock and (iii) 50,000 shares of 1999 Series A Convertible Preferred Stock issued and outstanding which is convertible into 9,523,809 shares of Common Stock. The Company has also reserved an additional (i) 10,512,149 common shares pursuant to its recently announced warrant offering whereby the Company shall distribute one warrant for every three common shares outstanding to record common and preferred stockholders and
(ii) 2,732,051 shares for exercises of currently outstanding stock options and miscellaneous warrants. Therefore, over 44.7 million shares of common stock are currently issued and outstanding or are reserved for issuance leaving a balance of approximately 5.3 million shares available for future issuance. The Company believes that such amount of stock is not large enough to attract a business acquisition through the issuance of common shares.

        The proposed amendment to the Company's Articles of Incorporation reads as follows:

     The first paragraph of subparagraph "(A) - Common Stock" of "Article IV - Stock" is hereby deleted and the following is substituted therefore: "The aggregate number of shares of Common Stock which the Corporation shall have the authority to issue is 100,000,000 at a par value of $.002 per share. All stock when issued shall be fully paid and non-assessable."

THE BOARD BELIEVES THAT ITS AUTHORIZATION OF THE AMENDMENT TO THE ARTICLES OF INCORPORATION IS IN THE BEST INTEREST OF THE COMPANY AND ITS STOCKHOLDERS, AND RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE ARTICLES OF INCORPORATION.

                       IV. INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors of the Company has appointed the firm of Deloitte & Touche LLP as independent auditors of the Company for its fiscal year to end
December 31, 1999, and is submitting such selection to the Company's stockholders for their ratification. The Board recommends that such appointment be approved by the stockholders. The Company's independent auditors for its fiscal years ended December 31, 1996, 1997 and 1998 was Deloitte & Touche LLP. The affirmative vote of a majority of the shares of common stock present or represented at the meeting is necessary to ratify the appointment of Deloitte & Touche LLP. A representative of Deloitte & Touche LLP is not expected to be present at the meeting. If the foregoing proposal is not approved, or if Deloitte & Touche LLP declines to act or otherwise becomes incapable of performing, or if its appointment is otherwise discontinued, the Board of Directors will appoint other independent accountants whose appointment for any period subsequent to fiscal year 1999 will be subject to approval by the stockholders at the 2000 Annual Meeting.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

                    STOCKHOLDERS PROPOSALS AND OTHER MATTERS

     The management of Magnum Hunter Resources, Inc. is not aware of any matters other than those set forth in this Proxy Statement which will be presented for action at the meeting. If any other matters should properly come before the meeting, the persons authorized under management's proxies shall vote and act with respect thereto according to their best judgment.

     Proposals of stockholders intended to be presented at the Annual Meeting of Stockholders in the year 2000 must be received by the Company by January 28, 2000, in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting. The Company will bear the cost of the solicitation of the Board of Directors' proxies for the meeting, including the cost of preparing, assembling, and mailing proxy materials, the handling and tabulation of proxies received and charges of brokerage houses and other institutions, nominees and fiduciaries in forwarding such materials to beneficial owners. In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone or telegraph by directors, officers and regular employees of the Company, and no additional compensation will be paid to such individuals.

                               REVOCABLE PROXY
                          MAGNUM HUNTER RESOURCES, INC.
           600 East Las Colinas Blvd., Suite 1200, Irving, Texas 75039

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned hereby appoints Gary C. Evans and Matthew C. Lutz, or either of them, with full power of substitution, proxies of the undersigned, with all the powers that the undersigned would possess if personally present to cast all votes that the undersigned would be entitled to vote at the Annual Meeting of Stockholders of Magnum Hunter Resources, Inc. (the "Company") to be held on Tuesday, June 29, 1999, at the Omni Park West Hotel, 1590 LBJ Freeway, Dallas, Texas, 75234 at 10:00 a.m., Central Daylight Savings Time, and any and all adjournments or postponements thereof, with respect to the following matters described in the accompanying Proxy Statement and, in their discretion, on other matters which come before the meeting.

  (1) To amend the Company's Bylaws to establish a Classified Board of Directors.

                  [  ] FOR     [  ] AGAINST     [  ] ABSTAIN

  (2) The election of nine (9) Directors:
        Class I - Gerald W. Bolfing, Larry W. Brummett and Oscar C. Lindemann Class II - Matthew C. Lutz, John H. Trescot, Jr. and James E. Upfield Class III - Gary C. Evans, Jerry Box and David L. Kyle

   o FOR the nominees listed below                  o WITHHOLD AUTHORITY
     (Except as indicated to the                   to vote for the nominees
            contrary below).                            listed below.

Instructions: To  withhold  authority  to  vote  for any  individual  nominee or nominees, write their names here.

--------------------------------------------------------------------------------

  (3) To amend the Company's Articles of Incorporation to increase the number of authorized common shares which the Company has the authority to issue to 100,000,000.

                  [  ] FOR     [  ] AGAINST     [  ] ABSTAIN

  (4) To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors to examine the accounts of the Company for the fiscal year ending December 31, 1999.

                  [  ] FOR     [  ] AGAINST     [  ] ABSTAIN


     Your Board of Directors unanimously recommends a vote FOR the directors set forth above and FOR the proposals set forth above.

                (Continued and to be signed on the reverse side)

                           (Continued from other side)

  (5) To transact such other business as may properly come before the meeting or any adjournment thereof. This Proxy will be voted at the Annual Meeting or any adjournment or postponement thereof as specified. If no specifications are made, this Proxy will be voted FOR the election of directors and FOR the other proposal as set forth above. This Proxy hereby revokes all prior proxies given with respect to the shares of the undersigned.


                                     Date:________________________________, 1999

                                        ----------------------------------------
                                                        (Signature)
                                        ----------------------------------------

                                        ----------------------------------------
                                                   (Please print your name)

     (Please sign name as fully and exactly as it appears opposite. When signing in a fiduciary or representative capacity, please give full title as such. When more than one owner, each owner should sign. Proxies executed by a corporation should be signed in full corporate name by duly authorized officer. If a partnership, please sign in partnership name by an authorized person.)

                 PLEASE MARK, SIGN, DATE AND MAIL TO THE COMPANY
                  AT THE ADDRESS STATED ON THE RETURN ENVELOPE.